Wintrust Financial Corporation
                727 North Bank Lane, Lake Forest, Illinois 60045

                                                                    EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE                                             July 15, 2005
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FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President & Chief Operating Officer
(847) 615-4096
 Website address: www.wintrust.com


             WINTRUST FINANCIAL CORPORATION ANNOUNCES REDEMPTION OF
                PREFERRED SECURITIES OF WINTRUST CAPITAL TRUST II

LAKE FOREST, ILLINOIS -- Wintrust Financial Corporation (NASDAQ - WTFC) ("Wintrust") announced today that all 2,000,000 shares of the 10.50% Cumulative Trust Preferred Securities (the "Trust Preferred Securities") issued by Wintrust Capital Trust II (the "Trust") will be redeemed on August 16, 2005 (the "Redemption Date"), at a redemption price equal to the $10.00 liquidation amount, plus accrued and unpaid distributions to the Redemption Date, for each Trust Preferred Security. In accordance with the Amended and Restated Trust Agreement governing the Trust Preferred Securities, August 1, 2005 has been established as the record date for determining holders entitled to receive the redemption price. The Trust Preferred Securities are listed on the NASDAQ National Market under the symbol "WTFCO." Distributions will cease to accrue on the Trust Preferred Securities effective on the Redemption Date. Wilmington Trust Company serves as Property Trustee for the Trust.

The redemption of the Trust Preferred Securities is a result of the concurrent redemption by Wintrust of its 10.50% Junior Subordinated Debentures due 2030, all of which are held by the Trust. Wintrust intends to issue additional trust preferred securities in a pooled transaction and use the proceeds therefrom to fund the redemption of the Trust Preferred Securities and the Debentures.

ABOUT WINTRUST

Wintrust is a financial holding company with assets in excess of $7 billion whose common stock is traded on the NASDAQ Stock Market (NASDAQ: WTFC). Wintrust operates 13 community bank subsidiaries that are located in the greater Chicago and Milwaukee market areas. Additionally, Wintrust operates various non-bank subsidiaries including one of the largest commercial insurance premium finance companies operating in the United States, a company providing short-term accounts receivable financing and value-added out-sourced administrative services to the temporary staffing services industry, companies engaging primarily in the origination and purchase of residential mortgages for sale into the secondary market throughout the United States, and companies providing wealth management services including broker-dealer, money management services, advisory services, and trust and estate services. All of the Company's banking subsidiaries are locally managed with large local boards of directors. Wintrust Financial Corporation has been one of the fastest growing bank groups in Illinois.